Horizon Organic Holding Corp.
                                INVESTMENT POLICY
                                  JULY 1, 1998

PURPOSE

This Investment Policy outlines the objectives, procedures, constraints and permitted investments for Horizon Organic Holding Corp.'s (and Subsidiaries) (The "Company") short-term investment portfolio. This Investment Policy will be followed by the Company personnel as well as outside investment managers who may be appointed to assist in portfolio management. In view of the rapid changes within the capital markets and the Company's changing investment needs and objectives, this Investment Policy will be reviewed at least annually with the Board of Directors.

OBJECTIVES

The basic objectives of the Company's investment program are, in order of priority:

1. Safety and preservation of the invested funds.
2. Liquidity of investments that is sufficient to meet cash flow requirements.
3. Attainment of a maximum rate of return on invested funds that is consistent with the first two objectives.
4. Reduce tax liability, when appropriate.

PROCEDURE

The Chief Financial Officer is responsible for overseeing the management of the Investment Portfolio, including the selection and appointment of professional investment managers. The Company and its professional investment managers shall utilize sound fiscal controls and prudent fiduciary practices, consistent with the objectives stated above. This includes the right to enter into investment management agreements to buy, sell, trade or swap investment securities on behalf of the Company. Investment Portfolio turnover will occur when market conditions allow active management to meet the objectives of the investment guidelines herein.

If investment manager(s) are appointed, such investment manager(s) will provide the Company, at least quarterly, reports summarizing investment transactions, fees, and portfolio results. Portfolio managers will meet as requested with Company management to discuss portfolio performance, procedures, and make any necessary adjustments to the portfolio based on changes in underlying investment objectives.

ELIGIBLE INVESTMENTS

For purposes of the Investment Policy, eligible investments shall be defined as any of the following:

1.       U.S. Treasury Bills, Notes and Bonds
2.       U.S. AAA-Rated Agency Securities
3.       Institutional Money Market Funds
4.       Banker's Acceptances
5.       Certificates of Deposit
6.       Corporate Bonds
7.       Short-Term Corporate Commercial Paper



         Tax-exempt investments including:

8.       Auction Rate Preferreds
9.       Tax-exempt Commercial Paper
10.      Municipal Notes
11.      Municipal Bonds
12.      Municipal Pre-refunded Securities

Credit Quality Criteria:

All eligible investments must meet the following applicable credit quality criteria:


* Banks must carry at least a AA debt rating from Moody's or S&P.

* Corporate debt obligations and Municipal obligations must be rated Aa2 or AA or better by Moody's and S&P respectively.

*  No split ratings below AA are allowed.

* Short-Term Corporate Commercial Paper must be rated A1/P1 or better by Moody's and S&P respectively.

Investment Limits:

* All investments must be made in U.S. dollars with the exception of trades designed to hedge a specific currency.

* Investment with any single issuer shall not exceed 10% of the total portfolio value except obligations of the U.S. Government and Federal Agencies and Money Market Funds

* Investment in any single issue shall not exceed 5% of the total debt issued by the issuer.


Investment Maturities:

* Average duration of securities in the portfolio shall not exceed 4 months, subject to the monthly operating cash requirements of the Company.

* All securities purchased must mature or have a demand feature within 1 year.

* Specific maturity requirements will be provided on an ongoing basis by the Company's Chief Financial Officer, in accordance with projected cash flows.

OTHER GUIDELINES:

Term to maturity will be selected first on the basis of the Company's cash flow needs and investment objectives, then structured to maximize investment return.

Exceptions to this policy must be approved in writing by the Company's Executive Committee or the Board of Directors.